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                                                              EXHIBIT 11


                       NAVISTAR INTERNATIONAL CORPORATION
                                AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE



  A. Primary: See Note G to the Consolidated Financial Statements in Part I of this Form 10-Q.

  B. Full Dilution: Net income (loss) per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised and the proceeds applied to reduce common stock outstanding. The computations assume that convertible preferred and preference stock are converted to common stock. Income (loss) is divided by the average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.


                                                     Three Months Ended
                                                         January 31
                                                    ---------------------
Millions of dollars                                   1994        1993
- -------------------------------------------------------------------------

Income before cumulative effect of changes
  in accounting policy ..........................    $     16    $      2
Cumulative effect of changes
  in accounting policy ..........................           -        (228)
                                                     --------    --------
Net income (loss) ...............................    $     16    $   (226)
                                                     ========    ========


Average Common and common equivalent shares:

Average common shares outstanding
  or unconditionally issuable (millions) ........        74.7        25.5
Assuming conversion of Series G .................          .6          .6
Assuming conversion of Series D .................          .1          .1
Assuming exercise of options reduced by
  the number of shares which could have been
  purchased with the proceeds from exercise
  of such options ...............................           -          .1
                                                     --------    --------
Average common and dilutive common equivalent
  shares as adjusted ............................        75.4        26.3
                                                     ========    ========

Income (loss) per common share
  assuming full dilution (dollars):
    Before cumulative effect of changes
      in accounting policy ......................    $    .21#   $    .08 #
    Cumulative effect of changes
      in accounting policy ......................           -       (8.67)#
                                                     --------    --------


Net income (loss) ...............................    $    .21#   $  (8.59)#
                                                     ========    ========
- -----------------

# This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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